CONSENT OF INDEPENDENT AUDITORS


Lord Abbett Bond-Debenture Fund, Inc.:

We consent to the incorporation by reference in Post-Effective Amendment 44 to Registration Statement No. 2-38910 of our report dated February 9, 1998 appearing in the annual report to shareholders and to the reference to us under the caption "Financial Highlights" in the Prospectus and to the references to us under the captions "Investment Advisory and Other Services" and "Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.




DELOITTE & TOUCHE LLP

New York, New York
April 27, 1998